                          DONALDSON, LUFKIN & JENRETTE
                       Donaldson, Lufkin & Jenrette, Inc.
           277 Park Avenue, New York, New York 10172 - (212) 892-3000

FOR IMMEDIATE RELEASE

Media Contact:                              Investor Contact:
Catherine M. Conroy                         Kevin Zuccala
Donaldson, Lufkin & Jenrette                Donaldson, Lufkin & Jenrette
212-892-3275                                212-892-4693

            DLJ REPORTS EARNINGS OF $25.7 MILLION OR $0.15 PER SHARE
                         FOR THE THIRD QUARTER OF 1998

         New York, NY - October 13, 1998 - Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ) today announced that its net income for the third quarter of 1998 was $25.7 million, or $0.15 per share (diluted and adjusted for a two-for-one stock split in May 1998). These results are 79 percent and 84 percent lower, respectively, than the $120.3 million, or $0.93 per share, reported for the third quarter of 1997.

         Net revenues, or total revenues minus interest expense, declined 30 percent from the $989 million reported in the third quarter of 1997 to $695 million for the current quarter of 1998. Return on equity for the third quarter of 1998 was 3.4 percent versus 27.7 percent for the third quarter of 1997. Book value per common share at September 30, 1998 was $19.93.

         For the nine-month period ending September 30, 1998, DLJ reported net income of $302 million, approximately two percent less than the $307 million reported for the comparable period in 1997. Net revenues for the first nine months of 1998, or total revenues minus interest expense, rose 17 percent to $3.0 billion. Return on equity for the first nine months of 1998 was 17.9 percent versus 24.9 percent for the comparable period of 1997.

         In a joint statement, Joe L. Roby, President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., and John S. Chalsty, DLJ's Chairman, said, "As everyone realizes, this was a difficult period for the securities industry. Unprecedented volatility in the world's capital markets brought new issue calendars to a standstill for much of the quarter and caused interest rate spreads over Treasuries on fixed-income securities to widen dramatically. Underwriting revenues, which accounted for 29 percent of our net revenues in the first half of 1998 slowed substantially in the third quarter. Underwriting revenues for the third quarter of 1998 were $122 million, 59 percent lower than in the comparable quarter of 1997. This decline in underwriting income, along with the impact of trading losses in domestic fixed-income securities and in Russia and other emerging markets, offset the strong gains that DLJ realized in commissions, fees and net interest income during the third quarter of 1998."

         They noted, "DLJ has a history of using industry turmoil to its advantage and we hope to capitalize on current conditions with as much success as we did in previous market downturns. We will be alert to opportunities to strengthen our firm in the current market environment."

THIRD QUARTER COMPARISONS: RECORD COMMISSIONS

         As a result Of sustained high volume in the U.S. stock market, revenues from commissions increased by more than 26 percent to a record $225 million during the third quarter of 1998. DLJ's franchises in institutional equities, correspondent clearing services, and private client and on-line investment services for individuals benefited from volume levels in the quarter.

         Fee income, arising primarily from the firm's role as a financial advisor on merger and acquisition assignments, increased by approximately 50 percent from the third quarter a year ago to $317 million. For the nine months ended September 30, 1998, DLJ ranked sixth as a financial advisor as measured by the dollar volume of its announced U.S. merger and acquisition assignments.

DLJ's private funds business as well as its merchant banking and asset management businesses also contributed to this gain in fee income.

         Net interest income rose 68 percent to $203 million.

         For the third quarter of 1998, underwriting income was $122 million, or 59 percent less than in the comparable quarter a year ago. At September 30, 1998, DLJ was the number-one ranked lead underwriter of high-yield bonds and the fourth most active lead underwriter of common stocks.

         For the third quarter of 1998, DLJ reported a net loss of $234 million in dealer and trading revenues compared to revenues of $85 million for the comparable quarter of 1997. These losses arose from the combined impact of trading losses and mark-to-market valuations of its inventory of fixed-income securities as well as the trading losses it incurred in Russian and other emerging markets securities. At September 30, 1998, DLJ's exposure to emerging markets securities, as measured by the aggregate of its net position for each country, was less than $100 million.

         NINE-MONTH COMPARISON: RECORD COMMISSIONS, UNDERWRITING AND FEE INCOME

         Commission revenues for the nine-month period ending September 30, 1998, increased 24 percent to a record $626 million, as a result of sustained strong volume in the U.S. equity markets. Results at DLJ's Pershing correspondent services division for the first nine months of 1998 exceed the division's full year performances in both 1997 and 1996.

         Underwriting income for the nine-month period ending September 30, 1998 rose 22 percent to a record $795 million as a result of exceptionally active new issue calendars in the first half of the year. Fee income for the nine months rose 67 percent to a record $891 million, primarily as a result of strong market share gains in the firm's merger and acquisition advisory business. Trading gains for the nine-month period were a negative $100 million as a result of third- quarter losses. Net interest income for the period rose more than 75 percent to $606 million.

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

         DLJ COMMON STOCK INVESTMENT PLAN

         DLJ also announced that it is establishing a DLJ Stock Fund as one of the investment options available to employees who participate in the firm's 401(k)/profit sharing plan. Eligible employees may transfer as much as 50 percent of their current plan balances into the new DLJ Stock Fund. The Bank of New York, acting as Investment Manager for the plan, has been authorized to purchase a sufficient number of shares of DLJ common stock, but in no event more than three million shares, to satisfy the initial demand as well as all future demand for shares by the plan's participants.

         Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; on-line, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 8,150 people worldwide and maintains offices in 14 cities in the United States and 11 cities in Europe, Latin America and Asia. The company's common stock trades on the New York Stock Exchange under the ticker symbol DLJ. For more information on Donaldson, Lufkin & Jenrette, refer to the company's world wide web site at http://www.dlj.com.

                            Financial Tables Follow

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              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
           (in thousands, except per share data and financial ratios)

                                      ---------------------------------------------------------
                                              Quarters Ended             Nine Months Ended
                                               September 30,                September 30,
                                           1998           1997          1998           1997
                                      ---------------------------------------------------------
Revenues:
   Commissions                        $   225,345    $   178,301   $   625,811    $   504,997
   Underwritings                          121,727        294,452       795,201        651,812
   Fees                                   317,297        209,703       891,104        532,530
   Interest-net (1)                       577,515        400,413     1,732,568      1,090,133
   Principal transactions-net:
     Trading                             (234,423)        84,908       (99,700)       332,216
     Investment                            44,724         85,587       133,217        149,967
   Other                                   17,642         15,132        41,792         49,424
                                      -----------    -----------   -----------    -----------
       Total revenues                   1,069,827      1,268,496     4,119,993      3,311,079
                                      -----------    -----------   -----------    -----------

Costs and expenses:
   Compensation and benefits              387,168        545,493     1,704,218      1,411,272
   Interest                               374,686        279,287     1,126,793        744,464
   Brokerage, clearing, exchange
     fees, and other                       61,356         56,409       190,593        166,194
   Occupancy and equipment                 65,849         47,452       189,897        132,757
   Communications                          23,479         16,141        64,638         45,912
   Other operating expenses               115,689        135,614       354,504        311,380
                                      -----------    -----------   -----------    -----------
     Total costs and expenses           1,028,227      1,080,396     3,630,643      2,811,979
                                      -----------    -----------   -----------    -----------

Income before provision for
   income taxes                            41,600        188,100       489,350        499,100
                                      -----------    -----------   -----------    -----------

Provision for income taxes                 15,900         67,800       187,200        192,200
                                      -----------    -----------   -----------    -----------

Net income                            $    25,700    $   120,300   $   302,150    $   306,900
                                      ===========    ===========   ===========    ===========

Dividends on preferred stock          $     5,289    $     2,970   $    16,021    $     9,174
                                      ===========    ===========   ===========    ===========

Earnings applicable to
   common shares                      $    20,411    $   117,330   $   286,129    $   297,726
                                      ===========    ===========   ===========    ===========

Earnings per share (2):
   Basic                              $      0.17    $      1.06   $      2.42    $      2.71
   Diluted                            $      0.15    $      0.93   $      2.18    $      2.40
                                      ===========    ===========   ===========    ===========

Weighted average common
 shares (2):
   Basic                                  121,569        111,116       118,025        109,826
   Diluted                                134,478        126,786       131,386        124,278
                                      ===========    ===========     =========    ===========

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

              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
           (in thousands, except per share data and financial ratios)

                                      ---------------------------------------------------------
                                              Quarters Ended             Nine Months Ended
                                               September 30,                September 30,
                                           1998           1997          1998           1997
                                      ---------------------------------------------------------
BALANCE SHEET DATA AT END OF PERIOD:
   Long-term borrowings (3)                                         $ 3,137,104    $ 2,029,574
                                                                    ===========    ===========
   Redeemable preferred stock                                       $   200,000    $   200,000
                                                                    ===========    ===========
   Total stockholders' equity (2,4)                                 $ 2,862,060    $ 1,963,911
                                                                    ===========    ===========
   Book value per common share
     outstanding                                                    $     19.93    $     14.93
                                                                    ===========    ===========
   Common shares and RSUs outstanding
     at end of period                                                   124,802        118,178
                                                                    ===========    ===========

OTHER FINANCIAL DATA AT END OF PERIOD:
   Ratio of long-term borrowings to total
     capitalization (5)                                                    50.6%          50.5%

   Return on average common stockholders'
     equity (6)                             3.4%          27.7%            17.9%          24.9%

(1) Interest-net is net of interest expense to finance U.S. Government, agency and mortgage-backed securities of $794.2 million, $731.8 million, $2,343.0 million and $2,097.6 million, respectively.

(2) The Board Of Directors declared a two-for-one stock split of the Company's common stock and the stockholders approved an increase in the number of authorized common shares from 150 million to 300 million. The stock split was effected in the form of a 100% stock dividend to stockholders of record on April 27, 1998, and was paid on May 11, 1998. The par value of the common stock remained at $10 per share. All share and per share amounts have been restated for the effect of the stock split.

      Basic earnings per common share amounts have been calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average actual common shares outstanding, i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share include the dilutive effects of the Restricted Stock Unit Plan and the dilutive effect of options and convertible debt calculated under the treasury stock method and "if-converted" method, respectively.

(3) In July 1998, the Company issued an aggregate of $125 million Medium-Term Notes due 2003.

      In August 1998, in connection with the formation of a bankruptcy-remote collateralized loan obligation, a subsidiary of the Company issued Senior Secured Floating Rate Notes in the principal amounts of $200 million and $250 million due March 15, 2005 and September 15, 2005, respectively.

(4) In July 1998, the Company sold an aggregate of five million shares of newly issued common stock to its parent companies, Equitable Companies Incorporated and AXA Group for $300 million.

(5) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock, and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(6) Return on average common stockholders' equity is calculated on an annualized basis for periods of less than one full year using a four-point average and is based on earnings applicable to common shares.

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